Exhibit 99.1
BIOTIME, INC.	6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com

For Further Information:
Judith Segall (510) 350-2940

BIOTIME ANNOUNCES RESULTS FOR THIRD QUARTER 2007

EMERYVILLE, CA, November 15, 2007 - BioTime, Inc. (OTCBB: BTIM) today announced financial results for the third quarter ended September 30, 2007. Revenues for the three months ended September 30, 2007 consist primarily of royalties on sales of Hextend® made by Hospira, Inc. during the period beginning April 1, 2007 and ending June 30, 2007. Royalty revenues recognized for that three-month period were $183,093, a decrease of 27% from royalty revenues of $250,017 received during the same period last year. The decrease in royalties primarily reflects a decrease in sales to the United States Armed Forces. Sales to the Armed Forces generally take the form of intermittent, large volume orders, and cannot be predicted with certainty. BioTime recognizes royalty revenues in the quarter in which sales reports are received, rather than the quarter in which the sales took place.

We received royalties of $230,646 from Hospira during November 2007, based on Hextend sales during the three months ended September 30, 2007. Royalties decreased 39% from royalty revenues of $377,564 received during the same period last year. The decrease in royalties is due to slower sales to the United States Armed Forces. This revenue will be reflected in our financial statements for the fourth quarter of 2007.

License revenue increased slightly to $48,066 for the third quarter of 2007, from $46,979 during the same period last year. License revenue reflects recognition of revenue under our license agreement with CJ Corp. and our agreement with Summit Pharmaceuticals International Corporation. Most of the increase in revenue for the quarter consists of license fees received from CJ Corp. and Summit Pharmaceuticals International Corporation during prior accounting periods that were reflected as deferred revenues on BioTime’s balance sheet. We recognize license fee revenue on an amortized basis based upon the expected lives of the patents we license.

Although BioTime's quarterly revenues were less than third quarter revenues a year ago, total revenues for the nine months ended September 30, 2007 remain slightly ahead of 2006 revenues, at $687,598 for 2007 compared with $681,933 for the same period last year.

BioTime reported a net loss of $(213,491), or $(0.01) per basic and diluted share, for the three months ended September 30, 2007, compared with a net loss of $(340,035), or $(0.02) per basic and diluted share, for the same period last year.

Cash and cash equivalents totaled $13,760 at September 30, 2007, compared with $561,017 at December 31, 2006. Total shareholders' deficit was $(2,844,409) at September 30, 2007, compared with total shareholders' deficit of $(1,865,221) at December 31, 2006.

BioTime, Inc.

During October, 2007, BioTime amended its Revolving Line of Credit Agreement to increase the line of credit to $1,000,000 and extended the maturity date to April 30, 2008. Loans under the line of credit will bear interest at 12% per annum. The line of credit is collateralized by a security interest in BioTime’s right to receive royalty and other payments under BioTime’s License Agreement with Hospira, Inc. The line of credit may mature prior to April 30, 2008 if BioTime receives an aggregate of $2,000,000 through the sale of capital stock, the collection of licensing fees, signing fees, milestone fees, or similar fees in excess of $1,000,000, and funds borrowed from other lenders. As of September 30, 2007, $300,000 was drawn under the line of credit.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine where it plans to develop new medical and research products using embryonic stem cell technology. Information about BioTime can be found on the web at www.biotimeinc.com. Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the success of BioTime in developing new stem cell products and technologies; results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; the price of and demand for BioTime products, and the ability of BioTime to raise the capital needed to finance its current and planned operations. Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

-Financial Tables Follow-

BioTime, Inc.

BIOTIME, INC.
CONDENSED BALANCE SHEET
(unaudited)

ASSETS	September 30, 2007
CURRENT ASSETS:
Cash and cash equivalents	$13,760
Accounts receivable	4,909
Prepaid expenses and other current assets	13,883
Total current assets	32,552

EQUIPMENT, net of accumulated depreciation of $585,047	8,504
DEPOSITS AND OTHER ASSETS	20,976
TOTAL ASSETS	$62,032

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$442,162
Current portion of deferred license revenue	193,633
Lines of credit payable	353,931
Other current liabilities	1,296
Total current liabilities	991,022

DEFERRED LICENSE REVENUE - less current portion	1,143,674
ROYALTY OBLIGATION	761,215
OTHER LONG-TERM LIABILITIES	10,530
Total long-term liabilities	1,915,419

COMMITMENTS

SHAREHOLDERS' DEFICIT:
Preferred shares, no par value, undesignated as to Series, authorized 1,000,000 shares; none outstanding	—
Common shares, no par value, authorized 50,000,000 shares; issued and outstanding 22,834,374	40,579,321
Contributed capital	93,973
Accumulated deficit	(43,517,703)
Total shareholders' deficit	(2,844,409)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$62,032

BioTime, Inc.

BIOTIME, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

REVENUE:
License fees	$48,066	$46,979	$141,565	$126,019
Royalties from product sales	183,093	250,017	546,033	555,914
Total revenue	231,159	296,996	687,598	681,933

EXPENSES:
Research and development	(170,382)	(304,562)	(724,699)	(954,369)
General and administrative	(216,443)	(301,924)	(927,877)	(1,139,305)
Total expenses	(386,825)	(606,486)	(1,652,576)	(2,093,674)

INTEREST INCOME (EXPENSE) AND OTHER EXPENSES:	(57,825)	(30,545)	(146,452)	(74,325)

NET LOSS	$(213,491)	$(340,035)	$(1,111,430)	$(1,486,066)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.01)	$(0.02)	$(0.05)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES - BASIC AND DILUTED	22,834,374	22,574,324	22,803,971	22,525,747